Exhibit 99.1

For Immediate Release

Press: Jack Horner 212-852-7952

Investor Relations: Reed Nolte 212-852-7092

News Corporation and Permira Announce Proposed Acquisition of Publicly Held NDS Group plc Series A Ordinary Shares

News Corporation to also sell approximately 68% of its Series B Ordinary Shares

Transaction will result in News Corporation owning 49% of NDS

______________________

New York, NY/London, England, June 27, 2008 - News Corporation and two newly incorporated companies formed by funds advised by Permira Advisers LLP (the "Permira Newcos") today announced that they have proposed a transaction to an independent committee of the board of directors of News Corporation's majority-owned public subsidiary, NDS Group plc, which would result in NDS ceasing to be a public company, and Permira Newcos and News Corporation owning 51% and 49% of vote and value in NDS, respectively.

The proposed transaction components would include:

    All issued NDS Series A ordinary shares, including shares represented by American Depositary Shares ("ADSs") traded on NASDAQ, would be cancelled for per share consideration of $60 in cash;
    Approximately 68% of the Series B ordinary shares held by News Corporation would be cancelled in exchange for $60 per share in a mix of cash of approximately $1.5 billion and a $200 million vendor note. News Corporation currently owns approximately 72% of the equity and 96% of the voting power of NDS through its ownership of 100% of the outstanding Series B shares. News Corporation will retain ownership of the remaining 32% of the Series B ordinary shares it currently holds, resulting in it owning 49% of NDS pro forma for this transaction;
    NDS would issue new Series B ordinary shares to the Permira Newcos representing 51% of its equity pro forma for this transaction;
    The equity financing for the transaction will be provided by funds advised by Permira and the debt financing will be provided by JP Morgan and Morgan Stanley.

The proposed consideration of $60 per share to be paid to all holders of NDS Series A shares, and to News Corporation for the sale of its NDS Series B shares, represents a premium of 20.7% over the ADS closing price of $49.70 per share on June 27, 2008. However, given that a significant portion of NDS's equity value is currently due to its cash balance of $696 million, or approximately $11.62 per share, the premium in the proposed transaction is computed after backing out the cash value per share from both the offer price and the trading price. On this basis, the cash-adjusted premium represented by the proposed transaction is:

    27.1% over today's (June 27, 2008) closing price for NDS ADSs of $49.70 per share;
    23.5% over the average closing price for NDS ADSs of $50.80 per share for the three-months ending on June 27, 2008; and
    21.8% over the average closing price for NDS ADSs of $51.16 per share for the six-months ending on June 27, 2008.

The transaction has been fully negotiated between News Corporation, Permira and NDS management. Permira has completed its due diligence, and all of the third party financing is in place.

The proposed transaction represents an attractive alternative for shareholders: it provides an excellent opportunity for public shareholders to exit an illiquid investment at an attractive price in a very challenged financing and economic market environment; it offers Series A shareholders the same price per share as News Corporation is receiving for its high vote Series B shares, representing a material premium for shares that do not confer control; and, it has a high level of certainty if recommended by the independent directors.

About The Proposed Transaction

If the proposed transaction proceeds, News Corporation and Permira intend to implement the transaction by way of a scheme of arrangement ("Scheme") under Part 26 of the Companies Act 2006 (U.K.). Consummation of the Scheme will be subject to court approval, the approval of Series A shareholders representing a majority in number and 75% in value, the availability of financing and other customary conditions, including the receipt of required antitrust approvals. The transaction as proposed would be funded by a mix of newly incurred NDS senior and mezzanine indebtedness, an investment provided by the Permira Newcos and cash on hand at the NDS group. In the event that the proposed transaction proceeds, News Corporation and Permira anticipate that the Scheme would become effective in the fourth quarter of 2008.

As a result of NDS's listing on NASDAQ, the transaction would be subject to review by the Securities and Exchange Commission. The UK Panel on Takeovers and Mergers has confirmed that the City Code on Takeovers and Mergers (the "City Code") will not apply to any transaction involving NDS, as a result of the place of central management and control of NDS for the purposes of the City Code. If the proposed transaction is consummated, NDS would cease to have a listing on NASDAQ or have publicly traded equity securities.

The independent committee, which includes neither directors nor executive officers of News Corporation nor executive directors of NDS, will consider the proposed transaction and make recommendations as to whether NDS should enter into the proposed transaction and whether shareholders should vote to approve the proposed transaction. News Corporation executives who sit on the NDS board support the authority of the independent committee and understand it has retained its own independent legal and financial advisors to assist in its consideration of the proposed transaction.

About News Corporation

News Corporation (NYSE: NWS, NWS.A; ASX: NWS, NWSLV) had total assets as of March 31, 2008 of approximately US$62 billion and total annual revenues of approximately US$32 billion. News Corporation is a diversified entertainment company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; magazines and inserts; newspapers and information services; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and the Pacific Basin.

About NDS

NDS Group plc (NASDAQ: NNDS), a majority owned subsidiary of News Corporation supplies open end-to-end digital technology and services to pay-television platform operators and content providers. See www.NDS.com for more information about NDS.

About Permira

Permira is an international private equity firm. The Permira funds, raised from pension funds and other institutions, make long-term investments in companies with the ambition of transforming their performance and driving sustainable growth.

The firm's teams are based in Frankfurt, Guernsey, Hong Kong, London, Luxembourg, Madrid, Milan, New York, Paris, Stockholm and Tokyo, advising funds with a total committed capital of approximately EUR22 billion (US$30 billion).

For more information visit: www.Permira.com

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of the Private

Securities Litigation Reform Act of 1995. These statements are based on News Corporation management's views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in News Corporation's filings with the Securities and Exchange Commission. The forward-looking statements included in this document are made only as of the date of this document and we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances except as required by law.

This announcement does not constitute an offer or invitation to purchase any securities or a firm intention to make an offer to acquire any securities. News Corporation and Permira may, in their sole discretion, proceed or not proceed with the proposed transaction. In particular, News Corporation and Permira may, in their sole discretion, determine not to proceed with the proposed transaction if the independent committee of the board of NDS does not unanimously recommend that holders of NDS Series A shares vote in favor of the Scheme. News Corporation and Permira reserve the right to propose a transaction in which holders of NDS Series A shares would receive less than a per share consideration of $60 in the event that the independent committee of the board of NDS recommends such a transaction at a lower price or an adverse change or deterioration in the business, assets, financial or trading position or profits of NDS or any member of its group occurs. The announcement, if any, by News Corporation and Permira of a firm intention to implement the transaction is subject to NDS entering into an agreement on terms acceptable to News Corporation and Permira providing for, among other things, the implementation of the Scheme.

Additional Information and Where To Find It

This document is for informational purposes only and is not an offer or solicitation of a proxy relating to any proposed transaction or Scheme of Arrangement. In connection with any proposed transaction, NDS, the Permira Newcos and News Corporation will be required to file relevant materials with the SEC, including a transaction statement on Schedule 13E-3, and in the case of NDS, a proxy statement on Schedule 14A. INVESTORS AND SECURITY HOLDERS OF NDS ARE URGED TO READ THESE MATERIALS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT NDS, PERMIRA NEWCOS AND NEWS CORPORATION AND THE TRANSACTION. The proxy statement on Schedule 14A, the transaction statement on Schedule 13E-3 and other relevant materials (if and when they become available), and any other documents filed by NDS, the Permira Newcos and/or News Corporation with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by directing a written request to: NDS, One Heathrow Blvd, 286 Bath Road, West Drayton, Middlesex , UB7 0DQ, Attention: Investor Relations.

Participants in the Solicitation

NDS and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of NDS in connection with any proposed transaction and Scheme of Arrangement. Information about the executive officers and directors of NDS and their ownership of NDS ordinary shares is set forth in the proxy statement for NDS's 2007 annual general meeting of shareholders, which was filed with the SEC on September 7, 2007. Investors and security holders may obtain additional information regarding the direct and indirect interests of NDS and its executive officers and directors in the proposed transaction and Scheme of Arrangement by reading the proxy statement regarding the proposed transaction and Scheme of Arrangement if and when it becomes available.